Exhibit 99.1

NEWS RELEASE
For Immediate Release
Investor Information: David F. McHugh, Interim Chief
Financial Officer
(610) 729-3746

CSS INDUSTRIES, INC. REPORTS THIRD QUARTER FISCAL 2017 RESULTS
● Sales up 12% compared to prior year
● YTD sales exceed prior year by 1%
● Completed acquisition of The McCall Pattern Company

PLYMOUTH MEETING, PA, February 6, 2017 - - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company within the craft, seasonal and celebrations markets, today announced results for its third fiscal quarter ended December 31, 2016 and the first nine months of its 2017 fiscal year.

Net sales were $117.2 million in the third quarter of fiscal 2017 compared to $104.6 million in the third quarter of fiscal 2016, a 12% increase. Sales attributable to the previously announced December 13, 2016 acquisition of substantially all of the business and assets of The McCall Pattern Company and certain affiliated companies (“McCall”) were approximately $1.1 million. The higher net sales compared to the prior fiscal year is largely attributable to timing, as a higher portion of our Christmas 2016 sales volume shipped in the third quarter compared to shipping in the second quarter in the prior year. Sales from the Company’s acquisition of the business and assets of Blumenthal Lansing Company LLC (“Blumenthal”), which the Company acquired in February 2016, were approximately $5.1 million.

Earnings per diluted share in the third quarter of fiscal 2017 were $3.29 as compared to $1.06 in the third quarter of fiscal 2016, and include a $2.03 net benefit attributable to the McCall acquisition, primarily related to a bargain purchase gain. On a non-GAAP basis, adjusted earnings per diluted share were $1.26 (see attached reconciliation table) as compared to $1.06 in the third quarter of fiscal 2016. The higher non-GAAP earnings are the result of the higher sales discussed above, partially offset by a lower gross margin percentage due to higher warehouse costs associated with the warehouse consolidation projects previously discussed in the Company’s prior fiscal quarter. These higher warehouse costs were approximately $0.9 million pretax in the third quarter and reduced earnings per diluted share by approximately $0.06. A lower income tax rate further contributed to the higher earnings per share in the third quarter. The lower income tax rate is the result of international restructuring completed by the Company in connection with the McCall acquisition, which enables the Company to permanently reinvest offshore earnings outside the United States at a lower income tax rate. The lower income tax rate accounted for $0.07 of the higher EPS. Net income was $30.0 million for the third quarter compared to $9.7 million in the third quarter of fiscal 2016. Adjusted EBITDA, earnings before interest, taxes, gain on bargain purchase, deal costs and depreciation and amortization ("EBITDA") (see attached reconciliation table) was $18.5 million for the quarter compared to $17.2 million in the third quarter of fiscal 2016.

Net sales were $263.8 million in the first nine months of fiscal 2017 compared to $260.3 million in the first nine months of fiscal 2016, a 1% increase. The increase is attributable to $10.8 million of sales from the Blumenthal acquisition, partially offset by lower sales of craft and floral ribbon and lower Christmas card sales.

Earnings per diluted share in the first nine months were $3.70 as compared to $1.92 in the first nine months of fiscal 2016, and include a $2.07 net benefit attributable to the McCall and Schiff acquisitions, primarily related to bargain purchase gains. On a non-GAAP basis, adjusted earnings per diluted share were $1.63 (see attached reconciliation table) as compared to $1.92 in the first nine months of fiscal 2016. The lower non-GAAP earnings are primarily due to the impact of the warehouse consolidation projects previously discussed in the Company’s prior fiscal quarter that resulted in higher customer claims and labor costs. The higher costs associated with the warehouse consolidation projects were approximately $3.7 million in the first nine months of fiscal 2017 and reduced diluted earnings per share by $0.25. Partially offsetting these higher costs was a lower income tax rate as discussed previously in this release. Net income totaled $33.7 million for the nine months ended December 31, 2016 compared to $17.8 million for the nine months ended December 31, 2015. Adjusted EBITDA (see attached reconciliation table) was $28.1 million for the first nine months of fiscal 2017 compared to $34.2 million in the first nine months of fiscal 2016.

Balance Sheet and Liquidity

CSS ended the third quarter with $30.1 million of cash, cash equivalents, and short-term investments versus $85.0 million at December 31, 2015 and $79.7 million at March 31, 2016. The lower balances at December 31, 2016 are largely attributable to $33.5 million spent on the acquisitions of Blumenthal and McCall, as well as increased working capital associated with those acquisitions. Also impacting the cash balance is the timing of collections on our seasonal sales. Due to the later timing of those sales, as well as extended terms to certain customers, our accounts receivable, excluding amounts acquired with the McCall acquisition, are approximately $24.8 million higher at December 31, 2016 than at December 31, 2015. These higher accounts receivable are expected to be collected in our fourth quarter. Reported inventory balances are approximately $39.4 million higher than the prior year, but the majority of the higher balances are attributable to the non-cash write-up to fair value of the inventory acquired with the McCall acquisition. With $30.1 million of cash, no debt outstanding, and access to a $150.0 million credit facility, CSS’ liquidity remains strong.

McCall Acquisition

As previously announced, CSS acquired substantially all of the business and assets of McCall in December 2016 for $13.9 million. A preliminary assessment of the fair value of the net assets acquired is approximately $33.6 million, resulting in a gain upon acquisition of approximately $19.7 million. Much of the gain is attributable to the write-up of acquired inventory to estimated fair value. As a result of this write-up, very little profit will be recognized on the future sales of this inventory. We intend to report the impact of this write-up by reporting adjusted EPS and adjusted EBITDA as this inventory is sold.

Christopher J. Munyan, Chief Executive Officer and President commented, “As expected, sales were strong for the quarter, increasing 12% over the prior year, and year to date sales now exceed the prior year. We continued to see some unusual costs associated with our two warehouse consolidation projects in the first half of the quarter, but they are now essentially complete. We also continued executing on our strategy of growing our presence in the craft, seasonal and celebrations markets with the McCall acquisition during the quarter. As we start the integration of McCall, we remain excited about the efficiencies and revenue enhancement opportunities we expect to realize.”

Mr. Munyan added, “With our strong balance sheet and cash flow, excellent business fundamentals and long-term growth strategy, we are well positioned for future success.”

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted earnings per diluted share and adjusted EBITDA. These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

As previously noted in this press release, we intend to provide certain non-GAAP financial information, specifically adjusted EPS and adjusted EBITDA, as the acquired McCall inventory is sold.

About CSS Industries, Inc.

CSS is a consumer products company within the craft, seasonal and celebrations markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the expected timing for collection of higher accounts receivable; the expectation that very little profit will be recognized on future sales of the acquired McCall inventory that was written up to estimated fair value; the expectation that unusual costs associated with the two warehouse consolidation projects are now essentially complete, the expected realization of future efficiencies and revenue enhancement opportunities from the McCall acquisition, and the Company's future success. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the acquisition of the McCall business, including the risk that the Company may not be able to successfully manage and integrate the McCall business or realize the currently expected efficiencies and revenue enhancement opportunities from the McCall acquisition; risks associated with the Company’s warehouse consolidation project, including the risk that expected efficiencies will not be realized in the timeframe currently anticipated by the Company; risks associated with projecting the actual future profitability of the McCall acquired inventory that was written up to estimated fair value; risks associated with projecting accounts receivable collections; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
Reconciliation of GAAP to Non-GAAP Measures:
This press release and accompanying schedules provide certain information regarding adjusted EPS and adjusted EBITDA, which are non-GAAP measures under the rules of the Securities and Exchange Commission (“SEC”). These non-GAAP financial measures are reconciled to the corresponding U.S. GAAP financial measures below, as required under the rules of the SEC regarding the use of non-GAAP financial measures.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with U.S. GAAP. In addition, because these measures are not calculated in accordance with U.S. GAAP, they may not be comparable to similarly titled measures employed by other companies.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net income per diluted share	$3.29	$1.06	$3.70	$1.92
Gain on bargain purchases	(2.16)	—	(2.20)	—
Deal costs on purchase of McCall	0.16	—	0.16	—
Purchase accounting cost of goods sold	0.05	—	0.05	—
Income tax impact	(0.07)	—	(0.07)	—
Adjusted earnings per diluted share (1)	$1.26	$1.06	$1.63	$1.92

Net income	$29,969	$9,664	$33,675	$17,825
Interest expense (income)	86	39	(7)	(43)
Other income, net	(110)	(9)	(212)	(9)
Income tax expense	4,248	5,527	6,515	10,281
Depreciation and amortization	2,057	2,027	6,327	6,129
Gain on bargain purchases	(19,711)	—	(20,087)	—
Deal costs on purchase of McCall	1,484	—	1,484	—
Purchase accounting cost of good sold	452	—	452	—
Adjusted EBITDA	$18,475	$17,248	$28,147	$34,183

(1) Total adjusted earnings per diluted share may not foot due to rounding.

CSS’ consolidated results of operations for the three- and nine months ended December 31, 2016 and December 31, 2015 and condensed consolidated balance sheets as of December 31, 2016, March 31, 2016 and December 31, 2015 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015

Sales	$117,153	$104,568	$263,762	$260,273
Costs and expenses
Cost of sales	80,175	69,380	182,887	174,852
Selling, general and administrative expenses	22,496	19,967	60,991	57,367
Gain on bargain purchases	(19,711)	—	(20,087)	—
Interest expense (income), net	86	39	(7)	(43)
Other income, net	(110)	(9)	(212)	(9)

	82,936	89,377	223,572	232,167

Income before income taxes	34,217	15,191	40,190	28,106

Income tax expenses	4,248	5,527	6,515	10,281

Net income	$29,969	$9,664	$33,675	$17,825

Net income per common share:
Basic	$3.30	$1.07	$3.71	$1.94
Diluted	$3.29	$1.06	$3.70	$1.92

Weighted average shares outstanding:
Basic	9,082	9,037	9,070	9,175
Diluted	9,118	9,126	9,113	9,271

Cash dividends per share of common stock	$0.20	$0.18	$0.60	$0.54

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2016	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$30,069	$19,927	$25,248
Short-term investments	—	59,806	59,735
Accounts receivable, net	106,514	45,144	78,978
Inventories	106,498	73,022	67,079
Other current assets	9,921	12,792	9,834
Total current assets	253,002	210,691	240,874
Property, plant and equipment, net	35,998	27,053	26,592
Deferred income taxes	—	3,193	3,690
Other assets
Goodwill	19,677	19,974	15,820
Intangible assets, net	44,719	42,183	31,132
Other	7,965	6,832	5,611
Total other assets	72,361	68,989	52,563
Total assets	$361,361	$309,926	$323,719
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$225	$—	$—
Accounts payable	18,496	14,463	17,707
Accrued payroll and other compensation	8,204	9,016	8,301
Accrued customer programs	7,201	3,275	4,422
Accrued income taxes	3,057	—	4,755
Other current liabilities	11,552	7,051	9,927
Total current liabilities	48,735	33,805	45,112
Long-term debt, net of current portion	516	—	—
Deferred income taxes	6,246	—	—
Other long-term obligations	5,420	4,631	4,494
Stockholders’ equity	300,444	271,490	274,113
Total liabilities and stockholders’ equity	$361,361	$309,926	$323,719